EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168

January 22, 2008

LINCOLN BANCORP ANNOUNCES YEAR END 2007 RESULTS

Lincoln Bancorp, Plainfield, IN, (NASDAQ GM: Symbol: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the fourth quarter ended December 31, 2007 was $700,000, or $.14 for both basic and diluted earnings per share.  This compared to net income for the fourth quarter in 2006 of $495,000, or $.10 for both basic and diluted earnings per share.

Net income for the year ended December 31, 2007 was $1,599,000 or $.32 for basic and $.31 for diluted earnings per share.  As disclosed as part of our financial results for the quarter ended March 31, 2007 the Bank began a balance sheet restructuring in late March 2007. This restructuring continued the transformation of the Bank from a traditional thrift to a full service commercial bank. This transformation was initiated in 2004 with the acquisition of First Shares Bancorp followed by our charter conversion to a commercial bank in late 2006.  Losses recognized in the first quarter associated with marking the assets to market when they were identified as held for sale totaled $1.07 million after tax.  Some of these assets recovered a portion of their value after March 31, 2007 resulting in a smaller actual loss incurred in the second quarter when these assets were sold. This resulted in a positive after-tax effect on our second quarter, ended June 30, 2007 of $164,000 or $.03 for both basic and diluted earnings per share.  The total year-to-date effect of the restructuring was a net loss of $909,000, or $.18 for both basic and diluted earnings per share.

Assets totaled $889.0 million at December 31, 2007, an increase from December 31, 2006 of $5.5 million.  The increase in assets occurred in net loans, up $6.8 million.  Loan growth was experienced in commercial loans, up $60.1 million while residential real estate mortgages declined $49.6 million from a combination of the balance sheet restructuring in the first quarter and the continued sale of the majority of our residential mortgage loan production in the secondary market.  As part of the restructuring, we securitized $37.3 million of residential mortgages and sold the resulting securities.  The majority of this cash was used to purchase securities for our investment portfolio at yields greater than the loans in the restructuring.  A portion of the cash was used to fund commercial loan growth as did a portion of our cash and cash equivalents, down $5.3 million.  Cash flow from securities will be used to fund future commercial loan growth.  Other major categories of loans declined from year end balances with the exception of home equity lines which were up $3.8 million from year end 2006.  Our fixed assets increased $3.8 million as we added two new full service branches in prime locations in growth areas of Greenwood and Mooresville to replace branches in less effective locations.  Additionally, we purchased land for future development on the northwest and south sides of Indianapolis.

Total deposits were $656.4 million at December 31, 2007, a slight increase of $.7 million since December 31, 2006.  The primary changes in deposit growth occurred in interest-bearing demand deposits up $7.7 million and money market deposits up $30.6 million.  A portion of this growth occurred as customers shifted funds into our higher competitively priced interest checking and money market accounts. This resulted in reduced balances in noninterest-bearing demand deposits, down $5.1 million and savings deposits, down $14.9 million.  Total certificates of deposit declined by $17.5 million from December 31, 2006 to $329.6 million at December 31, 2007.  As larger banks have experienced liquidity issues, rates offered for public fund certificates of deposit have not declined as much as other wholesale borrowing opportunities.  As a result, we have elected to allow many of these certificates to mature and to the extent necessary, replaced them with lower wholesale funding.  The decline in the public fund certificates of deposit category totaled $19.7 million.  Borrowings, including securities sold under repurchase agreements, increased $5.5 million from year end 2006 to $125.9 million at December 31, 2007 primarily from Federal Home Loan Bank advances.

Net interest income for the fourth quarter of 2007 was $5,588,000 compared to $5,361,000 for the same period in 2006.  Net interest margin was 2.74% for the three-month period ended December 31, 2007 compared to 2.60% for the same period in 2006.  The average yield on earning assets increased 11 basis points in the fourth quarter 2007 compared to the same period in 2006 while the average cost of interest-bearing liabilities decreased 6 basis points for the same period.  This increased the interest rate spread from 2.13% for the period ended December 31, 2006 to 2.30% for the same period in 2007 or 17 basis points.

Net interest income for the year ended December 31, 2007 was $21,786,000 compared to $22,211,000 for 2006.  The reduction in net interest income has been the result of lower spreads between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities as competition continues for deposits and loans.  Maturing low-rate longer term certificates of deposit shifted to shorter terms with higher rates as a result of the relatively flat interest rate curve for most of 2007.  Also, the mix of our deposits into higher cost money market deposits reduced our base savings and noninterest bearing deposits.  This shift caused a considerable increase in the average cost of deposits.  The interest spread for 2007, declined to 2.19% compared to 2.28% for 2006.  Net interest margin was 2.65% for the year 2007 compared to 2.73% in 2006.

The Bank’s provision for loan losses for the fourth quarter of 2007 was $500,000 compared to $262,000 for the same period in 2006.  Nonperforming loans to total loans at December 31, 2007 increased to 1.22% from .38% at December 31, 2006.  Nonperforming assets to total assets were .95% at December 31, 2007 and .31% at the end of 2006.  The allowance for loan losses as a percent of loans was 1.02% at year end 2007 and .96% at December 31, 2006 reflecting the change in risk in the loan portfolio.  During the fourth quarter of 2007, the Bank recognized $200,000 in net charged-off loans compared to $267,000 of net charge-offs in the same quarter of 2006.  Year-to-date net charge-offs for 2007 totaled $504,000 compared to $598,000 for the same period in 2006.

Other income for the three months ended December 31, 2007 was $1,742,000 compared to $1,500,000 for the same quarter of 2006.  Service charges on deposit accounts were up 15% to $667,000 and point of sale income was up 38% to $256,000 as we continue our efforts to increase our market penetration in checking accounts.  Our premium checking account program has nearly doubled our new account openings compared to 2006.

Other income for the year ended December 31, 2007 was $5,023,000 compared to $5,429,000 for the same period in 2006.  During the first quarter of 2007, the Bank announced a planned restructuring of its balance sheet and recorded a $1,327,000 loss on the mark to market of the loans identified as held for sale in the restructuring and a loss of $419,000 on the mark to market of the securities transferred to trading securities.  Including the second quarter portion of the restructuring discussed above, the total charge to other income for the restructuring was $1,478,000.  Excluding the items related to the restructuring, other income for the twelve months ended December 31, 2007 would have been $6,501,000 compared to $5,429,000 for the same period in 2006, an increase of 20%.  We are seeing the effects from our consumer checking account campaign as service charges on deposit accounts have increased from $2,180,000 to $2,474,000 or $294,000 during 2007 compared to 2006.  These new accounts also added point of sale income from debit card usage with an increase from $718,000 in 2006 to $922,000 in 2007 or $204,000.  An increase of $160,000 was recognized in cash value of life insurance from 2006 to 2007 as a result of additional insurance being purchased in the fourth quarter of 2006 as well as increased yields on the variable rate policies.

Other expenses were $6,029,000 for the three months ended December 31, 2007 compared to $6,024,000 for the same three months of 2006.  The largest increases were in net occupancy expenses and data processing expenses totaling $599,000 and $666,000, respectively, for the fourth quarter of 2007 compared to $506,000 and $597,000, respectively, during the same quarter of 2006, an increase of $93,000 and $69,000, respectively.  The primary reasons for the increase in occupancy expenses were due to a $55,000 increase in real estate taxes due to large rate increases; depreciation expense on new facilities; and additional rental expense as the result of leased land for our new branch on Emerson Avenue added during the second quarter of 2007.  The increase in data processing costs was the result of added services, an increase in the number of new deposit accounts and increased activity in the use of our debit and ATM cards.

Other expenses for the year ended December 31, 2007 were $24,492,000, an increase of $1,449,000 over the same period in 2006.  Most of the increase was in salaries and employee benefit costs, up $632,000; net occupancy expenses, up $344,000; data processing expenses, up $236,000; and advertising and business development, up $182,000.  Expansion of a loan production office on the north side of Indianapolis, expanded utilization of incentive compensation for loan production throughout the Bank and normal incremental salary increases were the primary reasons for the increase in salaries and employee benefit costs.  The loan production office, new branches on the south side of Indianapolis and in Mooresville plus increased real estate taxes were primary reasons for net occupancy cost increases.  Increased utilization of third-party services and the increase in numbers of new deposit accounts resulted in higher data processing costs.  Advertising and business development cost increases were directly the result of our efforts to expand marketing for our new checking products and our efforts to increase core deposit relationships through direct marketing.

The book value of Lincoln Bancorp common stock was $18.58 per share at December 31, 2007 compared to $18.63 at December 31, 2006.  Book value dropped slightly as a result of the losses taken for the restructuring of the balance sheet in the first and second quarters of 2007.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.  The Bank also has 2 loan production offices located in Carmel and Greenwood, Indiana.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The Companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
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For additional information, contact:

Jerry R. Engle, President / CEO
Lincoln Bancorp
317-839-6539

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

			December 31	December 31
			2007	2006
Balance Sheet Data:
Total assets			$889,039	$883,543
Loans, net (including loans held for sale)			639,791	632,996
Cash and cash equivalents			13,115	18,409
Investment securities available for sale			150,406	151,237
Deposits			656,405	655,664
Securities sold under repurchase agreements			16,767	16,864
Borrowings			109,177	103,608
Stockholders' equity			98,711	99,300

Book value per common share			$18.58	$18.63
Shares outstanding			5,312,981	5,329,687
Equity to assets			11.10%	11.24%
Non-performing assets to total assets			0.95%	0.31%
Non-performing loans to total loans			1.22%	0.38%
Allowance for loan losses to total loans			1.02%	0.96%

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Operating Data:
Interest Income:
Loans	$11,167	$11,020	$44,219	$41,955
Investment securities	2,098	2,004	8,691	8,193
Deposits with financial institutions and federal funds sold	18	181	381	582
Dividend income	101	119	403	488
Total interest income	13,384	13,324	53,694	51,218
Interest Expense:
Deposits	6,573	6,650	27,039	23,638
Borrowings	1,223	1,313	4,869	5,369
Total interest expense	7,796	7,963	31,908	29,007
Net Interest Income	5,588	5,361	21,786	22,211
Provision for loan losses	500	262	957	884
Net Interest Income After Provision for Loan Losses	5,088	5,099	20,829	21,327
Other Income:
Service charges on deposit accounts	667	580	2,474	2,180
Net gains(losses) on sales of loans including unrealized gains(losses)	263	217	(693)	518
Net realized and unrealized gains (losses) on sale of available for sale and trading securities	14	10	(25)	14
Point of sale income	256	185	922	718
Loan servicing fees	96	79	346	336
Increase in cash value of life insurance	213	194	849	689
Other	233	235	1,150	974
Total other income	1,742	1,500	5,023	5,429
Other Expenses:
Salaries and employee benefits	3,121	3,070	12,295	11,663
Net occupancy expenses	599	506	2,368	2,024
Equipment expenses	393	424	1,658	1,549
Data processing expense	666	597	2,570	2,334
Professional fees	95	169	745	873
Advertising and business development	243	344	1122	940
Core deposit intangible amortization	121	137	521	607
Other	791	777	3,213	3,053
Total other expenses	6,029	6,024	24,492	23,043
Income before income taxes	801	575	1,360	3,713
Income taxes	101	80	(239)	813
Net income	$700	$495	$1,599	$2,900

Basic earnings per share	$0.14	$0.10	$0.32	$0.58
Diluted earnings per share	$0.14	$0.10	$0.31	$0.56

Other Data:
Interest rate spread	2.30%	2.13%	2.19%	2.28%
Net interest margin	2.74%	2.60%	2.65%	2.73%
Return on average assets	0.32%	0.22%	0.18%	0.33%
Return on average equity	2.83%	1.97%	1.61%	2.89%